Exhibit 99.1

BILLTRUST TO BECOME PUBLICLY TRADED COMPANY THROUGH COMBINATION WITH SOUTH MOUNTAIN MERGER CORPORATION

Provides Leader in B2B Accounts Receivable Solutions with Capital to Further Scale Business

Transaction Values Billtrust’s Pro-Forma Equity at $1.5 Billion Upon Consummation of Transaction

Transaction Includes a $200 Million Fully Committed PIPE at $10.00 Per Share From Investors Including Fidelity Management & Research Company, Franklin Templeton Investments, and Wellington Management Company

Webcast Presentation Available at Billtrust.com Under the Investors Section

NEW YORK, NY, PHILADELPHIA, PA and LAWRENCEVILLE, NJ, October 19, 2020 – Billtrust, a leader in B2B order-to-cash solutions, and South Mountain Merger Corporation (Nasdaq: SMMC.U) ("South Mountain"), a publicly traded special purpose acquisition company, today announced they have entered into a definitive business combination agreement. The combined company (the "Company") will continue as a publicly listed entity and have an implied estimated enterprise value of approximately $1.3 billion at closing, based on current assumptions.

Upon closing of this transaction, the Company intends to change its name to BTRS Holdings Inc. and is expected to trade on The Nasdaq Stock Market under a new ticker symbol. Billtrust’s management team led by Flint Lane, Founder and Chief Executive Officer, Steve Pinado, President, and Mark Shifke, Chief Financial Officer, will continue to lead the Company.

Billtrust is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable (AR) is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper-based. Billtrust is at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoicing, cash application and collections. Billtrust’s solutions integrate with a number of ecosystem players, including financial institutions, enterprise resource planning (ERP) systems, and accounts payable (AP) software platforms, to help customers recognize revenue more quickly and efficiently. Customers use Billtrust’s platform to transition from expensive paper invoicing and check acceptance to efficient electronic billing and payments, which accelerates revenue capture, generates cost savings, and provides a better user experience.

Billtrust’s customers have a daunting task of capturing and applying payments from hundreds or thousands of their buyer customers, all via different channels and payment types. In November 2018, Billtrust created the Business Payments Network (BPN), which is a powerful network that connects buyers, suppliers, and financial institutions to simplify and streamline the process of accepting electronic payments. The BPN has built-in integrations with leading ERP and accounting systems, AP software providers, payment card issuers and payment acceptance networks. The BPN offers an online supplier business directory, programmatic payment preferences, payment acceptance flexibility and streamlined reconciliation of remittance data.

Flint Lane, Founder and CEO of Billtrust, commented, "Over the last 19 years, we have built comprehensive B2B commerce solutions across the value chain, creating real business outcomes and significant value for our customers, while making it easy for them to get paid. As we begin our journey as a public company, we are thrilled to partner with the South Mountain team and know we will benefit from their extensive industry experience. We believe AR is ripe for innovation, and together we will continue to invest in opportunities to scale the business, growing both organically and inorganically, as we seek to tackle the large total addressable market. As a leader in AR automation, we believe Billtrust is well-positioned to own a disproportionate share.”

Chuck Bernicker, CEO of South Mountain, said, "Over the years I have had the pleasure of watching Flint and the Billtrust team solve some of the most complex problems in AR with their powerful technology platform. Billtrust’s end-to-end solutions are truly driving the digital transformation of AR and represent the future of B2B payments. I couldn’t be more excited to partner with this visionary team to seek to transform B2B commerce."

Transaction Summary

The transaction reflects an implied estimated enterprise value at closing of $1.3 billion, representing an 8.0x and 10.5x multiple to 2021 expected GAAP total revenue of $161 million and Non-GAAP net revenue of $123 million, respectively. The cash component of the purchase price to be paid to the equity holders of Billtrust is expected to be funded by South Mountain's cash in trust (minus any redemptions by South Mountain's existing public stockholders), and a $200 million private placement raised at $10.00 per share. The balance of the consideration payable to the existing Billtrust equity holders will consist of shares of common stock of the Company.

Following the transaction, the Company is expected to be debt free with approximately $200 million in cash, offering significant capital flexibility for continued growth, both organic and inorganic.

Existing Billtrust equity holders have the potential to receive an earnout of additional shares of common stock and/or RSUs of the Company, if certain stock price targets are met as set forth in the definitive business combination agreement. Existing Billtrust equity holders, including management, will become the majority owners of the Company. Current stockholders of South Mountain will also become stockholders of the Company and will exchange their shares of South Mountain common stock for common stock of the Company on a share for share basis.

The transaction has been unanimously approved by the boards of both Billtrust and South Mountain. The transaction is expected to close in early 2021, subject to approval by the stockholders of South Mountain, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, and other customary closing conditions including a minimum cash condition of $225 million of which $200 million has been committed via the PIPE and an incremental $22 million has been committed in the form of a non-redemption commitment from an institutional shareholder.

Additional information about the transaction, including a copy of the business combination agreement, will be provided in a Current Report on Form 8-K to be filed by South Mountain with the SEC and available at www.sec.gov. In addition, South Mountain intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/consent solicitation statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Citi is serving as exclusive financial and capital markets advisor to South Mountain, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to South Mountain in connection with the transaction.

J.P. Morgan is serving as exclusive financial and capital markets advisor to Billtrust, and Cooley is serving as legal counsel to Billtrust in connection with the transaction.

Citi and J.P Morgan are serving as placement agents on the concurrent private placement and Mayer Brown is serving as legal counsel to the placement agents.

Webcast Information

A webcast presentation hosted by South Mountain and Billtrust can be found at the following link: www.billtrust.com/about/investors/.

About South Mountain Merger Corporation

South Mountain Merger Corporation is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in the FinTech industry.

About Billtrust

Billtrust accelerates cash flow by automating credit decisioning and monitoring, invoice delivery, payment capture, cash application, and collections. Billtrust customers improve operational efficiency across the order-to-cash spectrum via a flexible and integrated cloud-based solution set. Finance executives and A/R specialists recommend Billtrust for the remarkable cost savings, ease-of-use, process efficiency, and improved customer satisfaction rates. For more information, visit Billtrust.com.

Important Information and Where to Find It

This communication is being made in respect of the proposed business combination transaction involving South Mountain and Billtrust. A full description of the terms of the transaction is expected to be provided in a registration statement on Form S-4, which will include a proxy statement of South Mountain, a consent solicitation statement or Billtrust and prospectus of South Mountain, to be filed by South Mountain with the SEC. South Mountain urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/consent solicitation statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about South Mountain, Billtrust and the transaction. After the registration statement is declared effective, the definitive proxy statement/consent solicitation statement/prospectus to be included in the registration statement will be mailed to stockholders of South Mountain as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain a copy of the proxy statement/consent solicitation statement/prospectus, without charge, by directing a request to: South Mountain Merger Corporation, 767 Fifth Avenue, 9th Floor, New York, NY 10153. The preliminary and definitive proxy statement/consent solicitation statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov). The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

South Mountain and Billtrust, and their respective directors and executive officers, may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of South Mountain is set forth in South Mountain’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 20, 2020, and its Current Report on Form 8‑K, which was filed with the SEC on June 29, 2020. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the potential transaction will be set forth in the proxy statement/consent solicitation statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of South Mountain or Billtrust, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes, and oral statement made from time to time by representatives of South Mountain and Billtrust may contain, statements that are not historical facts but are forward looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” ”could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “goal,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding  projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, South Mountain’s and Billtrust’s ability to consummate the transaction between them, the estimated implied enterprise value of the Company, the capabilities and benefits to customers of Billtrust’s technology platform, the advantages and expected growth of BPN, Billtrust’s ability to scale and grow its business, Billtrust’s ability to digitally transform the AR industry, the cash position of the Company following closing, the timing of the closing of the transaction and South Mountain’s ability to obtain the financing through the PIPE and non-redemption commitment necessary to consummate the potential transaction. These statements are based on various assumptions and on the current expectations of South Mountain’s and Billtrust’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of South Mountain and Billtrust. These forward looking statements are subject to a number of risks and uncertainties, including Billtrust’s ability to attract and retain customers and expand customers’ use of Billtrust’s products or services;  market, financial, political and legal conditions; the impact of the COVID-19 pandemic on Billtrust’s business and the global economy; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of South Mountain or Billtrust is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial and operating information with respect to Billtrust; risks related to future market adoption of Billtrust's offerings; risks related to Billtrust's market strategy and subscription business model; the effects of competition on Billtrust’s future business; the amount of redemption requests made by South Mountain’s public stockholders; the ability of South Mountain or the combined company to issue equity, including in the PIPE, or equity-linked securities in connection with the proposed business combination or in the future, and those factors discussed in South Mountain’s final prospectus filed on June 21, 2019, Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, in each case, under the heading “Risk Factors,” and other documents of South Mountain filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that South Mountain and Billtrust presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect South Mountain’s and Billtrust’s expectations, plans or forecasts of future events and views as of the date of this press release. South Mountain and Billtrust anticipate that subsequent events and developments will cause their assessments to change. However, while South Mountain and Billtrust may elect to update these forward-looking statements at some point in the future, South Mountain and Billtrust specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing South Mountain’s or Billtrust’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact:
BilltrustIR@icrinc.com

Media Contact:
Meredith Simpson
msimpson@billtrust.com